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                                                                    EXHIBIT 23.1






                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation of our report dated January 29, 1999 (except with respect to the matters discussed in Notes 5c and 17, as to which the date is October 29, 1999) on the consolidated financial statements of Interstate Energy Corporation (name changed to Alliant Energy Corporation as of May 20, 1999) included in Alliant Energy Corporation's Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Alliant Energy Corporation's Form 10-K/A filed November 1, 1999 and to all references to our firm included in this registration statement.



                                            /s/ Arthur Andersen LLP
                                            ARTHUR ANDERSEN LLP


Milwaukee, Wisconsin
February 11, 2000